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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[X]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                        Lloyd                    I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              FL                      34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Century Casinos, Inc. (CTNY)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     February 1999/December, 1999/January, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     February 14, 2000

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

==========================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                 or Beneficially Owned
==========================================================================================================================
                                                                                       5.             6.
                                                       4.                              Amount of      Owner-
                                                       Securities Acquired (A) or      Securities     ship
                                                       Disposed of (D)                 Beneficially   Form:     7.
                                                       (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                       2.                 3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                     Transaction        Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security      Date               Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             (Month/Day/Year)   (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
Common Stock           12/3/99             P4              20,000      A      1.01     223,671        I         By Milfam
                                                                                                                II, L.P.
--------------------------------------------------------------------------------------------------------------------------
Common Stock           12/2/99             P4              16,000      A      1.01                    I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust A-4
--------------------------------------------------------------------------------------------------------------------------
Common Stock           12/15/99            P4              22,000      A      .9375                   I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust A-4
--------------------------------------------------------------------------------------------------------------------------
Common Stock           12/22/99            P4              12,000      A      .9475                   I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust A-4
==========================================================================================================================

*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).
                                                           (Over) SEC 2270(7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                     9.        10.
                                                                                                     Number    Owner-
                                                                                                     of        ship
               2.                                                                                    Deriv-    of
               Conver-                    5.                              7.                         ative     Deriv-   11.
               sion                       Number of                       Title and Amount           Secur-    ative    Nature
               or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
               Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
               cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
               Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.             of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of       Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative     ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security       Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)     ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

===============================================================================================================================

Explanation of Responses:


          /s/ Lloyd I. Miller, III                               2/24/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                          Page 2 SEC 2270 (7-96)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                        Lloyd                    I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              FL                      34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Century Casinos, Inc. (CTNY)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     February 1999/December, 1999/January, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     February 14, 2000

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

===========================================================================================================================
                                  Table I -- Non-Derivative Securities Acquired, Disposed of,
                                                     or Beneficially Owned
===========================================================================================================================
                                                                                        5.             6.
                                                        4.                              Amount of      Owner-
                                                        Securities Acquired (A) or      Securities     ship
                                                        Disposed of (D)                 Beneficially   Form:     7.
                                                        (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                       2.                  3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                     Transaction         Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security      Date                Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             (Month/Day/Year)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
Common Stock           1/14/00              P4              27,350      A      .9688                   I         By Lloyd
                                                                                                                 I. Miller
                                                                                                                 Trust A-4
---------------------------------------------------------------------------------------------------------------------------
Common Stock           1/14/00              P4              27,350      A      .9688                   I         By Lloyd
                                                                                                                 I. Miller
                                                                                                                 Trust A-4
---------------------------------------------------------------------------------------------------------------------------
Common Stock           1/31/00              P4              18,550      A      .9688    893,199(1)     I         By Lloyd
                                                                                                                 I. Miller
                                                                                                                 Trust A-4
---------------------------------------------------------------------------------------------------------------------------
Common Stock           1/11/00              P4              12,000      A      .9688    12,000         I         By Lloyd
                                                                                                                 I. Miller
                                                                                                                 Trust A-2
---------------------------------------------------------------------------------------------------------------------------
Common Stock           1/24/00              P4               6,000      A      .9688    290,000(2)     D
---------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             14,500        I         By Lloyd
                                                                                                                 I. Miller
                                                                                                                 III,
                                                                                                                 Trustee
                                                                                                                 GST f/b/o
                                                                                                                 Lloyd I.
                                                                                                                 Miller,III
===========================================================================================================================

                                                                          (Over)
                                                                 SEC 2270 (7-96)
*    If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

(1) On February 14, 2000, the reporting person filed a Form 5 which, mistakenly reported the purchase of (i) 12,000 shares of common stock on December 22, 1999 at a purchase price of .9375, (ii) 10,000 shares of common stock on December 28, 1999, and (iii) 20,000 shares of common stock on December 30, 1999, each by Lloyd I. Miller, Trust A-4. Each of the foregoing purchases did not in fact occur, and, as of February 14, 2000, the reporting person indirectly beneficially owned 893,199 shares of common stock through Lloyd I. Miller, Trust A-4, not the 935,199 shares reported in the Form 5 filed on February 14, 2000.

(2) On February 14, 2000, the reporting person filed a Form 5 which, due to a clerical error, reported direct beneficial ownership of 270,000 shares of common stock when in fact, as of February 14, 2000, the reporting person beneficially owned 290,000 shares of common stock directly.

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                        Lloyd                    I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              FL                      34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Century Casinos, Inc. (CTNY)

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     February 1999/December, 1999/January, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     February 14, 2000

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

=========================================================================================================================
                              TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF
                                                 OR BENEFICIALLY OWNED
==========================================================================================================================
                                                                                       5.             6.
                                                       4.                              Amount of      Owner-
                                                       Securities Acquired (A) or      Securities     ship
                                                       Disposed of (D)                 Beneficially   Form:     7.
                                                       (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                      2.                  3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                    Transaction         Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security     Date                Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (Month/Day/Year     (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           17,300(3)      I         By Lloyd
                                                                                                                I. Miller,
                                                                                                                III,
                                                                                                                custodian
                                                                                                                under
                                                                                                                Florida
                                                                                                                UGMA for
                                                                                                                Lloyd I.
                                                                                                                Miller, IV
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           543,445        I         By Milfam
                                                                                                                I, L.P.
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           115,300(4)     I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust C
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           28,000(5)      I         By Lloyd
                                                                                                                I. Miller,
                                                                                                                III
                                                                                                                Trustee,
                                                                                                                GST f/b/o
                                                                                                                Catherine
                                                                                                                C. Miller
==========================================================================================================================

                                                                          (Over)
                                                                 SEC 2270 (7-96)
* If the form is filed by more than one  reporting  person,  see  instruction
     4(b)(v).

(3) On February 12, 1999, the reporting person mistakenly filed a Form 3 reporting indirect beneficial ownership of 17,000 shares as custodian under a Florida UGMA for Lloyd I. Miller, IV, when in fact, as of February 12, 1999, the reporting person indirectly beneficially owned only 10,600 shares in this custodial account. Each Form 4 filed by the reporting person in 1999 overstated the number of shares of common stock indirectly beneficially owned though this custodial account by 6,400 shares.

(4) On February 14, 2000, the reporting person filed a Form 5 which, due to a clerical error, reported indirect beneficial ownership of 133,300 shares of commons stock through Lloyd I. Miller, Trust C, when in fact, as of February 14, 2000, the reporting person indirectly beneficially owned 115,300 shares of common stock though this trust.

(5) On February 12, 1999, the reporting person mistakenly filed a Form 3 reporting indirect beneficial ownership of 13,000 shares through GST f/b/o Catherine C. Miller, when in fact, as of February 12, 1999, the reporting person indirectly beneficially owned 20,000 shares through this trust. Each Form 4 filed by the reporting person in 1999 understated the number of shares of common stock indirectly beneficially owned though this trust by 7,000 shares. On of February 14, 2000, the reporting person filed a Form 5 which, due to a clerical error, reported indirect beneficial ownership of 10,000 shares through this trust, when in fact, as of February 14, 2000, the reporting person indirectly beneficially owned 28,000 shares of common stock though this trust.

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Miller, III                        Lloyd                    I
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

Naples                              FL                      34102
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Century Casinos, Inc. (CTNY)

________________________________________________________________________________
3.   IRS or Social Security  Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     February 1999/December, 1999/January, 2000

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     February 14, 2000

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (check applicable line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

========================================================================================================================
                            Table I -- Non-Derivative Securities Acquired, Disposed of,
                                               or Beneficially Owned
=========================================================================================================================
                                                                                       5.             6.
                                                       4.                              Amount of      Owner-
                                                       Securities Acquired (A) or      Securities     ship
                            2.                         Disposed of (D)                 Beneficially   Form:     7.
                            Transaction                (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                            Date          3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                          (Month/       Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security            Day/         Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                   Year)        (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           4,000          I         By Wife
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           29,800         I         By Lloyd
                                                                                                                I. Miller
                                                                                                                III,
                                                                                                                custodian
                                                                                                                under
                                                                                                                Florida
                                                                                                                UGMA for
                                                                                                                Alexandra
                                                                                                                B. Miller
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           5,000          I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust A-1
--------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                           6,000          I         By Lloyd
                                                                                                                I. Miller
                                                                                                                Trust A-3
==========================================================================================================================

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).
                                                                          (Over)
                                                                 SEC 2270 (7/96)
                                  Page 5 of 5